EXHIBIT 99.1

The Wendy’s Company Announces Refinancing Transaction

Dublin, Ohio (June 5, 2019) - The Wendy’s Company (Nasdaq: WEN) (the “Company”) today announced that certain of its subsidiaries commenced a refinancing transaction, which will consist of the refinancing of a portion of their outstanding securitization debt with a new series of securitized notes under the existing securitized financing facility.

The Company’s outstanding securitization debt is currently comprised of the following tranches:

•	Series 2015-1 4.080% fixed rate senior secured notes, Class A-2-II, with an initial principal amount of $900 million (the “Series 2015-1 Class A-2-II Notes”);

•	Series 2015-1 4.497% fixed rate senior secured notes, Class A-2-III, with an initial principal amount of $500 million;

•	Series 2018-1 3.573% fixed rate senior secured notes, Class A-2-I, with an initial principal amount of $450 million;

•	Series 2018-1 3.884% fixed rate senior secured notes, Class A-2-II, with an initial principal amount of $475 million; and

•

Series 2018-1 variable funding senior secured notes, Class A-1, which allows for the drawing of up to $150 million using various credit instruments, including a letter of credit facility (the “Series 2018-1 Class A-1 Notes”).

The Company’s subsidiaries intend to issue at least $850 million of new fixed rate senior secured notes (the “Series 2019-1 Class A-2 Notes”) and plan to use the net proceeds from the sale of the Series 2019-1 Class A-2 Notes, in addition to cash on the balance sheet, for the repayment of the Series 2015-1 Class A-2-II Notes, and to pay related transaction fees and expenses. As of March 31, 2019, the principal balance of the Series 2015-1 Class A-2-II Notes outstanding was approximately $869 million.

The Company’s subsidiaries also intend to enter into a new $150 million variable funding senior secured note facility, which will replace the Series 2018-1 Class A-1 Notes.

The consummation of the offering is subject to market and other conditions and is anticipated to close by the end of the second quarter of 2019. There can be no assurance regarding the timing of the refinancing transaction or that the Company’s subsidiaries will be able to complete the refinancing transaction on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Series 2019-1 Class A-2 Notes or any other security. The Series 2019-1 Class A-2 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains certain statements that are not historical facts, including statements regarding the expected use of proceeds from the offering. Those statements, as well as statements preceded by, followed by, or that include the words “plan,” “will,” “intend” or “expected” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. These factors include, but are not limited to, the impact of general market, industry, credit and economic conditions and the Company’s ability to complete the financing transaction on the terms described or at all, as well as other factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads with hand-chopped lettuce, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find every child in the North American foster care system a loving, forever home. Today, Wendy’s and its franchisees employ hundreds of thousands of people across more than 6,700 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Investor Contact:

Greg Lemenchick

Director - Investor Relations

(614) 766-3977; greg.lemenchick@wendys.com